Exhibit 99.1

Lazy Days’ RV Center Reports Revenue and Earnings for the 2004 Fourth Quarter and Full Year

TAMPA, FL, February 16, 2005 – Lazy Days’ R.V. Center, Inc. (“Lazydays” or the “Company”), today announced financial results for the 2004 fourth quarter and year ended December 31, 2004.

The Company reported 2004 fourth quarter total revenues of $183.2 million compared to $172.8 million for the fourth quarter of 2003.  The 2004 fourth quarter net loss was $.6 million compared to net income of $4.4 million for the fourth quarter of 2003.

The Company reported total revenues of $799.7 million for the year ended December 31, 2004 compared to $755.6 million for the comparable period in 2003, an increase of $44.1 million or 5.8%.  Net income for 2004 was $7.8 million compared to net income of $25.4 million in 2003.

“Almost $800 million in annual sales revenue is a very important milestone toward the achievement of our ultimate goal of $1 billion. I am very proud of the accomplishments of our employee partners and also very grateful to our wonderful customers for helping us to achieve this record level in annual sales,” says Lazydays’ founder and CEO, Don Wallace.

Fourth Quarter Results of Operations

For the quarter ended December 31, 2004, revenues from new vehicle sales were $111.6 million compared to $98.3 million for the comparable period in 2003.  New vehicle unit sales increased from 817, for the fourth quarter of 2003, to 1,088 in 2004.

Used vehicle sales for the fourth quarter of 2004 were $57.1 million compared to $60.5 million for the comparable period in 2003.  Used vehicle unit sales decreased from 861, for the fourth quarter of 2003, to 749 in 2004.

Parts, service and other revenues for the fourth quarter of 2004 were $9.5 million, $.6 million more than the fourth quarter of 2003.  Finance and insurance revenues for the fourth quarter of 2004 were $5.1 million compared to $5.1 million in 2003.

For the quarter ended December 31, 2004, total gross profit was $25.2 million compared to $25.2 million for the quarter ended December 31, 2003.  Fourth quarter total gross profit margin decreased to 13.8% in 2004 from 14.6% in 2003.

The decrease in net income for the quarter ended December 31, 2004 compared to the quarter ended December 31, 2003 of $5.0 million was primarily attributable to increases in interest expense and depreciation & amortization expense.

2004 Results of Operations

Revenues from new vehicle sales for the year ended December 31, 2004 were $477.4 million compared to $416.2 million for the year ended December 31, 2003.  New vehicle unit sales increased to 4,163 in 2004 from 3,469 in 2003.

Used vehicle sales in 2004 were $260.0 million compared to $278.6 million in 2003.  Used vehicle unit sales decreased to 3,745 in 2004 from 3,961 in 2003.

Parts, service and other revenues in 2004 were $40.0 million, an increase of $1.6 million from 2003.  Finance and insurance revenues in 2004 were $22.3 million compared to $22.5 million in 2003.

Total gross profit was $116.3 million in 2004 compared to $109.0 million in 2003.  In 2004, total gross profit margin was 14.5%, compared to 14.4% in 2003.

The decrease in net income of $17.5 million in 2004 was primarily attributable to approximately $6.6 million in transaction expenses related to the acquisition, an increase of $9.0 million in interest expense and an $8.9 million increase in depreciation & amortization expense, offset by an improvement in gross profit.

Conference Call

The Company’s management will hold its fourth quarter earnings conference call on February 17, 2005 at 1:30 PM Eastern time.  The Participant Dial-In Number(s) are as follows:

* US/Canada Dial-in #:	(800) 226-0630
* International #:	(706) 634-1282

The conference ID # is Lazy Days’ R.V. Center, Inc. (4030251)

About Lazy Days’ R.V. Center, Inc.

Lazy Days’ R.V. Center, Inc. is the world’s largest single-site dealer of recreational vehicles (‘‘RVs’’) with the industry’s broadest selection of new and previously-owned RVs. We are a primary point of distribution for nine of the leading manufacturers in the recreational vehicle retail industry. Located on a 126-acre site outside of Tampa, Florida, we are widely recognized in the RV community as the premier destination for RV enthusiasts, attracting over 250,000 visitors each year to our RV dealership, and approximately 1.3 million visitors per year to our facility (including visitors to additional attractions that appeal to RV owners located adjacent to our site, namely Camping World, Cracker Barrel and Flying J Travel Plaza).

Forward Looking Statements

Certain statements contained in this report are forward-looking in nature. In some cases, you can identify forward-looking statements by terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy.  You are cautioned that our business and operations are subject to a variety of risks and uncertainties, and, consequently, our actual results may materially differ from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions (including rising fuel prices and interest rates) can reduce demand and prices for the Company’s products and services, (2) significant indebtedness that may limit our financial and operational flexibility, (3) pending or new litigation or governmental regulations, and (4) intense competition.  The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date that any such statement is made.

LAZY DAYS’ R.V. CENTER, INC., a wholly owned
subsidiary of LD Holdings, Inc.

CONDENSED BALANCE SHEETS (UNAUDITED)
December 31, 2004 and 2003

	2004	2003
ASSETS

Current assets
Cash	$5,103,556	$8,575,911
Other assets	112,645,834	89,075,296

Total current assets	117,749,390	97,651,207

Property and equipment, net	33,360,914	23,938,987

Other assets	195,373,273	9,921,903

Total assets	$346,483,577	$131,512,097

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities	$91,629,165	$88,639,978

Long-term debt, less current maturities	150,227,419	39,796,635
Other	37,192,212	7,021,125

Total liabilities	279,048,796	135,457,738

ESOP guarantee purchase obligation	—	18,606,448

Redeemable preferred stock of parent-Class A	—	81,013,368

Stockholder’s equity (deficiency)	67,434,781	(103,565,457)

Total liabilities and stockholder’s equity	$346,483,577	$131,512,097

LAZY DAYS’ R.V. CENTER, INC., a wholly owned
subsidiary of LD Holdings, Inc.

CONDENSED STATEMENTS OF INCOME
(UNAUDITED)

	Three months ended		Twelve months ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues
New vehicle	$111,564,011	$98,275,204	$477,441,989	$416,164,861
Pre-owned vehicle	57,102,873	60,526,009	260,018,300	278,592,113
Parts, service and other	9,463,548	8,894,800	39,926,626	38,371,515
Finance and insurance	5,069,487	5,106,067	22,322,793	22,510,708

Total revenues	183,199,919	172,802,080	799,709,708	755,639,197

Cost of revenues
New vehicle	104,221,552	90,458,602	435,993,484	377,695,470
Pre-owned vehicle	51,536,534	54,844,698	232,076,567	253,147,071
Parts, service and other	2,205,855	2,266,932	15,344,873	15,842,339

Total cost of revenues	157,963,941	147,570,232	683,414,924	646,684,880

Gross profit	25,235,978	25,231,848	116,294,784	108,954,317

Selling, general and administrative expenses	22,129,125	18,910,555	90,380,339	73,265,114

Interest expense	5,334,297	1,155,570	14,731,302	5,777,119

Income before income taxes	(2,227,444)	5,165,723	11,183,143	29,912,084

Income tax expense (benefit)	(1,642,497)	780,664	3,354,432	4,542,111

Net income (loss)	$(584,947)	$4,385,059	$7,828,711	$25,369,973

Supplemental information
Depreciation and amortization	$4,623,148	$823,729	$12,146,386	$3,238,330